Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 20, 2017

Quarterly Distribution Report No. 209

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 16, 2017.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the fourth quarter of 2016 (the “Q4 Distribution Period”).

The Trust received $135,106 ($.4865 per Trust Unit) for the Q4 Distribution Period (the “Q4 Payment”), as compared to $108,150 ($.3894 per Trust Unit) for the payment attributable to the fourth quarter of 2016.

After receiving the Q4 Payment, the Trust paid $55,759 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $79,347 ($.2857 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on March 16, 2017.

During the twelve month period ended March 31, 2017, the Trust’s aggregate distributions will amount to $627,445 ($2.2593 per Trust Unit), as compared to $728,871 ($2.6246 per Trust Unit) during the twelve month period ended March 31, 2016.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2017 and March 31, 2016 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2017		Per Unit*

Gross royalty income collected by EMI for the period	$681,812

Less: Related royalty expense	365,491
Amount deducted by EMI	166,866
Adjustment for copyright renewals, etc.	14,349

	546,706

Balance as reported by EMI	$135,106

Payments received by Trust	$135,106		$.4864

Refund of over deduction of gross royalty income for prior quarters by EMI	—
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	55,759		.2007

Balance available for distribution	$79,347		$.2857

Distribution per Unit*		$.2857

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2016		Per Unit*	Twelve Months Ended March 31, 2017		Per Unit	Twelve Months Ended March 31, 2016		Per Unit

$441,639			$3,218,141			$3,589,282

213,245			1,156,013			1,699,877
107,132			895,296			1,113,051
13,112			106,628			26,316

333,489			2,357,937			2,839,241

$108,150			$860,204			$750,038

$108,150		$.3894	$860,204		$3.0974	$750,038		$2.7008

—			—			203,706		.7335

108,150			860,204		3.0974	953,744		3.4343

48,396		.1743	232,759		.8381	(224,873)		.8097

$59,754		$.2151	$627,445		$2.2593	$728,871		$2.6246

	$.2151			$2.2593			$2.6246